Exhibit 10.2
Form of Non-Qualified Stock Option Award Agreement for Chief Executive Officer grant on July 29, 2025

WELLS FARGO & COMPANY
2022 LONG-TERM INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

Grant Date:	July 29, 2025	Expiration Date:	July 29, 2035

		Exercise Price:	$82.65
1.Grant of Option. To encourage your continued employment with the Company or any Affiliate and to motivate you to help the Company increase stockholder value over the long term, Wells Fargo & Company (the “Company”) has granted to you an option (“Option”) to purchase shares (the “Shares”) of Wells Fargo & Company common stock (“Common Stock”) in the number set forth on the acknowledgement screen for your grant, contingent upon vesting and subject to the other terms and conditions set forth in the Company’s 2022 Long Term Incentive Plan, as may be amended from time to time (the “Plan”) and this Award Agreement.

2.Term, Vesting and Exercise of Option. The term of this Option commences on the Grant Date set forth above and, except as provided in paragraph 3 below, ends on the Expiration Date set forth above, provided you are continuously employed by the Company or an Affiliate (“Wells Fargo”) and subject to the Clawback Policy and the other terms of paragraph 4 and the restrictions in paragraphs 7 and 8 below. If your employment with Wells Fargo is terminated, the Option may be exercised only as described in paragraph 3 below.

Except as provided in paragraph 3 below, this Option becomes exercisable (“vests”) in three equal installments on each of July 31, 2029, July 31, 2030 and July 31, 2031 (each, a “Vesting Date”), provided it has not been terminated before such date in accordance with the provisions of this Award Agreement.

To exercise all or part of the Option you must complete the exercise in a manner authorized by the Company and deliver payment as described herein of the exercise price and all applicable withholding taxes. You must pay the exercise price on the day you exercise the Option in one of the following methods as permitted by the Company (a) in cash, (b) in whole shares of Common Stock valued at their Fair Market Value, or (c) through a net settlement in which the Company withholds Shares otherwise deliverable upon exercise of the Option. If Common Stock is used to pay the exercise price (“swap transaction”), the Common Stock used (i) must have been owned by you for at least six months prior to the date of exercise or purchased by you in the open market; and (ii) must not have been used in a stock-for-stock swap transaction within the preceding six months. You shall not have any rights as a stockholder with respect to the Shares of Common Stock subject to the Option until you have exercised the Option and received such Shares.

3.Termination.

a.The definitions of the terms “Disability” and “Cause” are set forth on Exhibit A to this Award Agreement, which definitions are incorporated by reference herein.

b.If you cease to be an employee due to your death, then your entire Option will immediately vest and become exercisable by your Beneficiary and will remain exercisable until (i) two years after your date of death if your death occurs on or prior to July 31, 2031, or (ii) the Expiration Date for the Option if your death occurs after July 31, 2031. Notwithstanding the foregoing, if by December 31 of the year following the year in which you die, your Beneficiary has not presented evidence deemed satisfactory by the Company to allow transfer of the Options to the Beneficiary under applicable laws, the Company may treat all Options as forfeited, in which case the Company shall have no obligation to transfer the Options, benefits or anything else in lieu of such Options to your Beneficiary and shall have no liability therefor.

c.If you cease to be an employee as a result of application of the Company’s Extended Absence Policy to you in connection with a Disability, then your entire Option will remain outstanding and continue to vest and become exercisable as set forth in paragraph 2 above. If such termination of employment occurs on or prior to July 31, 2031, the Option will remain exercisable until two years after the date of such termination of employment (for Options vested as of your termination date) and two years after the date that such Option vests (for Options that continue to vest in accordance with this paragraph 3(c)), and if such termination of employment occurs after July 31, 2031, the Option will remain exercisable until the Expiration Date for the Option. Notwithstanding the foregoing, if you die following such a termination of employment, the Options will vest and be exercisable in accordance with paragraph 3(b).
d.If the Company terminates your employment without Cause prior to the date this Option has vested in full, then those unvested Options that would otherwise vest on the next Vesting Date following such termination of employment will remain outstanding and continue to vest and become exercisable as set forth in paragraph 2 above. If such termination of employment occurs on or prior to July 31, 2031, the Option will remain exercisable until two years after the date of such termination of employment (for Options vested as of your termination date) and two years after the date that such Option vests (for Options that continue to vest in accordance with this paragraph 3(c)), and if such termination of employment occurs after July 31, 2031, the Option will remain exercisable until the Expiration Date for the Option. Notwithstanding the foregoing, if you die prior to the next Vesting Date following such a termination of employment, then any unvested Options that would have otherwise vested on such Vesting Date will immediately vest upon your date of death and will be exercisable in accordance with paragraph 3(b), subject to the last sentence of paragraph 3(b). The remaining Options will immediately terminate without notice to you and will be forfeited. If you are discharged for Cause, the Option (whether vested or unvested) will expire upon receipt by you of oral or written notice of termination.
e.If you cease to be an employee for any reason other those set forth above, any unvested Options will immediately terminate without notice to you and will be forfeited and you may exercise that part of the Option which was exercisable on the date of termination (as determined by Wells Fargo) at any time (i) within two years after your termination of employment if such termination occurs on or prior to July 31, 2031, or (ii) prior to the Expiration Date for the Option if such termination occurs after July 31, 2031.

4.Clawback Policy. The Option is fully conditioned on and subject to the Performance Conditions (as defined in the Clawback Policy) to vesting and the other clawback, forfeiture and cancellation provisions described in the Wells Fargo & Company Clawback and Forfeiture Policy attached hereto as Exhibit B, as it may be amended from time to time (the “Clawback Policy”). If you are an “officer” of the Company within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Option may also be impacted by application of the Wells Fargo & Company Mandatory Clawback Policy. The Option is also subject to any other applicable reduction, recoupment, “malus” or “clawback” policies, practices or provisions of the Company and its Affiliates, as in effect from time to time, and any applicable reduction, recoupment, malus or clawback requirements imposed under laws, rules and regulations.
In the event that you are subject to additional award payout criteria under the Wells Fargo Bonus Plan or a line-of-business incentive plan, then the Option is also fully conditioned on and subject to your risk performance, as described in such plan and determined by the Plan Administrator of such plan or his or her delegate (the “Plan Administrator”). The Plan Administrator may cancel all or any portion of the Option for negative risk or compliance outcomes at the individual level based on consideration of actual losses (as specified in the given plan), compliance, or risk infractions that occurred during any year this Option or a portion thereof is outstanding.
5.Tax Withholding. Regardless of any action the Company or an Affiliate which is your employer (the “Employer”) takes with respect to any or all income tax, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer to be an appropriate charge to you even if technically due by the Company or the Employer (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount (if any) withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of the Option, the issuance of Shares upon exercise of the Option, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends on such Shares; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for such Tax-Related Items or to achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
In connection with any relevant taxable or tax withholding event, as applicable, you shall pay or make adequate arrangements satisfactory to the Company or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion and pursuant to such procedures as the Company may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) withholding from any wages or other cash compensation paid to you by the Company and/or the Employer; (2) withholding from proceeds of the sale of shares of Common Stock acquired upon exercise of the Options either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or (3) withholding Shares to be issued upon exercise of the Option. Notwithstanding the foregoing, if you are subject to the short-swing profit rules of Section 16(b) of the Exchange Act, the Company will withhold in shares of Common Stock upon the relevant tax withholding event. Only if withholding in shares of Common Stock is prevented by applicable law or has materially adverse accounting or tax consequences, may the withholding obligation for Tax-Related Items for individuals subject to Section 16(b) of the Exchange Act be satisfied by one or a combination of methods (1) and (2) above. In the event that you forfeit all or a portion of the Option for any reason, you will not be reimbursed for the amount withheld in connection with any Tax-Related Items that were required to be withheld prior to the date of such forfeiture of the Option or portion thereof.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates. In the event that the Company over-withholds for Tax-Related Items, you may receive a refund of the over-withheld amount, but you will have no entitlement to compensation for any loss of appreciation in the stock price relative to the over-withheld amount. If not refunded, you may be able to seek a refund from the applicable local tax authorities. In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority. If the obligation for Tax-Related Items is satisfied by withholding Shares of Common Stock, for tax purposes, you will be deemed to have been issued the full number of shares of Common Stock subject to the exercised Option, notwithstanding that a number of the Shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.
Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.
6.Nontransferable. Unless the Committee provides otherwise, (i) no rights under the Option will be assignable or transferable, and neither you nor your Beneficiary will have any power to anticipate, alienate, dispose of, pledge or encumber any rights under the Option, and (ii) the rights and the benefits of the Option may be exercised and received during your lifetime only by you or your legal representative.

7.Other Restrictions; Amendment. The grant of the Option and issuance of Shares hereunder is subject to compliance by the Company, its Affiliates and you with all legal and regulatory requirements applicable thereto, including compliance with the requirements of 12 C.F.R. Part 359, orders issued under 12 U.S.C. § 1818(b) (together with any agreements related thereto, “orders”) and tax withholding obligations, and with all applicable regulations of any stock exchange on which the Common Stock may be listed at the time of issuance. For the avoidance of doubt, regulatory approval under Part 359 or any orders to which the Company is a party may be required for the issuance of Shares hereunder in certain circumstances, and the Company cannot provide any assurance that it will be able to request such approval in accordance with the requirements of Part 359 or any applicable order or that any requested approval will be received. Subject to paragraph 10 below, the Committee or its delegate may, in its sole discretion and without your consent, reduce, delay vesting, modify, revoke, cancel, impose additional conditions and restrictions on or recover all or a portion of this Option if the Committee or its delegate deems it necessary or advisable to comply with, or to promote or facilitate compliance with, applicable laws, rules and regulations or as required under any procedures or policies implemented by the Company in furtherance of such legal or regulatory compliance.

8.Restrictive Covenants. In consideration of the terms of this Option and your access to confidential information, you agree to the restrictive covenants and associated remedies as set forth in the Wells Fargo Agreement Regarding Trade Secrets, Confidential Information, Non-Solicitation, and Assignment of Inventions (the “TSA”), which is attached hereto as Exhibit C and is hereby incorporated by reference. Nothing in this Award Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, retaliation, sexual assault, wage and hour violations, or any other conduct that you have reason to believe is unlawful or that is recognized as against a clear mandate of public policy. Moreover, this Award Agreement does not, in any way, restrict or impede you, if you are a non-manager, from exercising protected rights to the extent such rights cannot be waived by agreement or exercising any rights under Section 7 of the National Labor Relations Act including the right to communicate with current and former co-workers and/or third parties about terms and conditions of employment or labor disputes. Likewise, this Award Agreement is not in any way intended to prohibit or in any manner restrict you or your attorney from initiating communications with, making a report to or filing a charge or complaint with, or participating in an investigation by a regulatory agency or governing body (including providing documents, information, or testimony without providing notice to the Company) such as the Equal Employment Opportunity Commission, the Financial Industry Regulatory Authority, the Securities and Exchange Commission, or the National Labor Relations Board, nor does it prohibit you from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency.
If you breach any of the terms of the TSA, all outstanding Options (whether vested or unvested) shall be immediately and irrevocably forfeited. This paragraph does not constitute the Company’s exclusive remedy for violation of your restrictive covenant obligations, and the Company and/or the Affiliate that employed you may seek any additional legal or equitable remedy, including injunctive relief, for any such violation.
9.No Agreement for Wells Fargo to Continue Your Employment. Neither the award to you of the Option nor the delivery to you of this Award Agreement or any other document relating to the Option will confer on you the right to continued employment with the Company or any Affiliate. You understand that your employment with the Company or any Affiliate is “at will” and nothing in this document changes, alters or modifies your “at will” status or your obligation to comply with all policies, procedures and rules of the Company, as they may be adopted or amended from time to time.
10.Section 409A. This Option is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations or other binding guidance thereunder (“Section 409A”). Accordingly, all provisions included in this Award Agreement, or incorporated by reference, will be interpreted and administered in accordance with that intent. If any provision of the Plan or this Award Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended or limited so as to avoid the conflict; provided, however, that the Company makes no representation that the Option is exempt from or complies with Section 409A and makes no undertaking to preclude Section 409A from applying to the Option. The Company will have no liability to you or to any other party if the Option or any exercise thereof that is intended to be compliant with Section 409A is not so compliant or for any action taken by the Committee with respect thereto.
11.Stock Ownership Policy. If you are an Executive Officer of the Company or a member of its Operating Committee, as a condition to receiving this Option, you agree that you are subject to the Company’s stock ownership policy, as may be amended from time to time, and that as a result, you may be required to hold, including after your retirement, all or a portion of any Shares issued to you upon exercise of this Option in order to achieve compliance with such stock ownership policy.
12.Severability and Judicial Modification. If any provision of this Award Agreement is held to be invalid or unenforceable under pertinent state law or otherwise or the Company elects not to enforce any such provision, including but not limited to Section IV(b) of the TSA, the remaining provisions shall remain in full force and effect and the invalid or unenforceable provision shall be modified only to the extent necessary to render that provision valid and enforceable to the fullest extent permitted by law.  If the invalid or unenforceable provision cannot be, or is not, modified, that provision shall be severed from this Award Agreement and all other provisions shall remain valid and enforceable.
13.Additional Provisions. This Award Agreement is subject to the provisions of the Plan. Capitalized terms not defined in this Award Agreement or on Exhibit A hereto are used as defined in the Plan. If the Plan and this Award Agreement are inconsistent, the provisions of the Plan will govern. Interpretations of the Plan and this Award Agreement by the Committee are binding on you and the Company.
14.Applicable Law. This Award Agreement and the Options evidenced hereby will be governed by and construed in accordance with the laws of the state of Delaware (without regard to its choice-of-law provisions), except to the extent Federal law would apply.
15.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan and provided the imposition of the term or condition will not result in adverse accounting expense to the Company, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
16.Electronic Delivery and Acceptance. The Company is electronically delivering documents related to current or future participation in the Plan and is requesting your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through the current plan administrator’s on-line system, or any other on-line system or electronic means that the Company may decide, in its sole discretion, to use in the future.

17.Entire Agreement. The Plan is incorporated herein by reference.  The Plan and this Award Agreement (including Exhibit A, Exhibit B and Exhibit C attached hereto) constitute the entire agreement of the parties with respect to the Option and supersede in their entirety all prior proposals, undertakings and agreements, written or oral, and all other communications between you and the Company with respect to the Option.

[Signature page follows]

IN WITNESS WHEREOF, WELLS FARGO & COMPANY has caused this Award Agreement to be executed on its behalf by its duly-authorized officer effective as of the Grant Date.
WELLS FARGO & COMPANY

By:_____________________________                        Its:_____________________________

PLEASE NOTE: Receipt of this Option is subject to your electronic signature on the current plan administrator’s website acknowledging and accepting all the terms and conditions of this Award Agreement and the Plan, including the exhibits to this Award Agreement. You must accept the terms and conditions of this Award Agreement on or before [____________], 2025. Failure to do so within this time period may result in forfeiture of this Option in accordance with administrative procedures adopted under the Plan.

By clicking the “Accept” button below, (i) you agree that this is your electronic signature expressly acknowledging that you agree to accept the Option subject to the terms and conditions of this Award Agreement and the Plan, including but not limited to the Clawback Policy and the other terms of paragraph 3, the restrictions described in paragraph 8 and the restrictive covenants described in paragraph 9 of the Award Agreement and in the TSA; and (ii) you acknowledge that the Company has not provided you with any legal advice. You have the right to consult with, and should consult with, your personal legal advisor prior to accepting this Award Agreement.

Exhibit A
Certain Definitions

Cause
“Cause” means (1) the continued failure by you to substantially perform your duties; (2) your conviction of a crime involving dishonesty or breach of trust, conviction of a felony, or commission of any act that makes you ineligible for coverage under the Company’s fidelity bond or otherwise makes you ineligible for continued employment; or (3) your violation of the Company’s policies, including but not limited to Wells Fargo’s Code of Conduct (or the Code applicable to your line of business), Anti-Bribery and Corruption Policy, and Information Security Policies. For the avoidance of doubt, an event or conduct constituting Cause could take place before or after your termination of employment.
Disability
You will be considered to have a “Disability” if you are (1) receiving income replacement benefits for a period of not less than three months under the Company’s or an Affiliate’s long-term disability plan as a result of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (2) determined by the Social Security Administration to be eligible for social security disability benefits.

Exhibit B
WELLS FARGO & COMPANY
Clawback and Forfeiture Policy

This Clawback and Forfeiture Policy (the “Policy”) of Wells Fargo & Company (“Wells Fargo”) is as follows.

1.Definitions. For purposes of this Policy the following terms shall have the meanings set forth below:
1.1.“Affiliate” has the meaning set forth in the Wells Fargo & Company 2022 Long Term Incentive Plan (the “2022 LTIP”).
1.2.“Award” means any specific award of Incentive Compensation.
1.3.“Board” means the Board of Directors of Wells Fargo.
1.4.“Cause” means (1) the continued failure by the employee to substantially perform their duties; (2) conviction of a crime involving dishonesty or breach of trust, conviction of a felony, or commission of any act that makes the employee ineligible for coverage under the Company's fidelity bond or otherwise makes the employee ineligible for continued employment in their current role; (3) the employee’s violation of the Company’s policies including but not limited to Wells Fargo’s Code of Conduct (or the Code applicable to the employee’s line of business), Anti-Bribery and Corruption Policy, and Information Security Policies; or (4) the employee’s breach of confidentiality or restrictive covenants applicable to the employee. For the avoidance of doubt, an event or conduct constituting Cause could arise, or be discovered by the Company, before or after the employee’s termination of employment.

1.5.“Committee” means the Human Resources Committee of the Board or such other committee as designated by the Board.

1.6.“Company” means Wells Fargo, a Delaware corporation, and its Affiliates.

1.7.“Covered Employee(s) in Management” or “CEM(s)” means an employee who has been designated as a CEM by the Company based on their role, responsibilities, or activities, in each case under criteria established by the Company from time to time.

1.8.“Executive Officer” means any executive officer as designated by the Board to be subject to Section 16 of the Securities Exchange Act of 1934, as amended.

1.9.“Incentive Compensation” means all incentives, whether paid in cash or in equity that are awarded, granted, earned, vested or paid to an employee or former employee of the Company.

1.10.“Performance Conditions” has the meaning set forth in Section 2.2 of the Policy.

1.11.“Performance Share” means an award granted under the 2022 LTIP or the Wells Fargo & Company Long-Term Incentive Compensation Plan whereby the recipient may receive shares of Wells Fargo & Company common stock, their cash equivalent, or a combination thereof, based on the achievement of one or more specified performance criteria during one or more Performance Periods (as defined in the applicable plan document).

2.Authority to Claw back, Cancel, or Forfeit Incentive Compensation. The Committee shall be authorized to clawback, cancel, and/or forfeit Incentive Compensation, in its sole discretion and to the extent permitted by applicable law, in the following circumstances:

2.1.Short-Term Cash-Based Incentive Compensation. The Committee may claw back all or part of short-

term cash-based Incentive Compensation (“cash incentive”) previously paid to a CEM to the extent that:

a)The amount of the cash incentive was based upon the achievement of certain financial results that were subsequently reduced due to a financial restatement (public restatement) or was based upon one or more materially inaccurate performance metrics; or

b)The CEM engaged in willful misconduct or gross negligence that caused material financial or reputational harm to the Company.

2.2.Long-Term Incentive Compensation. The Committee may (1) claw back all or a portion of any previously vested or paid long-term Award; and/or (2) cause a forfeiture and/or cancellation~~,~~ (each referred to as a “Performance Adjustment”) of all or a portion of any unpaid or unvested long-term Award, if the Committee determines, in its sole discretion, that any one of the following “Performance Conditions” has occurred:

a)The employee or former employee engaged in: (1) misconduct or commits an error that, in each case, cause material financial or reputational harm to the Company or to the employee’s business group; and/or (2) for purposes of a cancellation or forfeiture (but not for clawback), any conduct that constitutes Cause;

b)The amount of the Award was based upon the achievement of certain financial results that were subsequently reduced due to a financial restatement (public restatement) or was based upon one or more materially inaccurate performance metrics;

c)In connection with the employee or former employee’s job responsibilities, (1) failure through willful misconduct or gross negligence of the employee, including in a supervisory capacity, to identify, escalate, monitor, or manage, in a timely manner risks material to the Company or to the employee’s business group in accordance with Company policies and procedures (as applicable) or (2) the Company or the employee’s business group suffers a material failure of risk management; or

d)For purposes of the cancellation and/or forfeiture of unpaid or unvested Performance Share Awards only, a failure of the employee or former employee, based on their role and responsibility, to have achieved progress on resolving outstanding consent orders and/or other regulatory matters in accordance with commitments made by the Company.

The Committee may consider any factors it determines necessary or appropriate in determining whether any of the Performance Conditions apply and in determining whether to undertake a clawback and/or a Performance Adjustment, and, if so, the amount thereof based on the particular facts and circumstances. All determinations by the Committee will be final and binding.
In addition, the Company may terminate the employment of the employee, authorize legal action, or take such other action to enforce the employee’s (or former employee’s) obligations to the Company as the Company may deem appropriate based on the particular facts and circumstances. The Company, in determining the appropriate action, may but shall not be required to consider penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The Company’s power to determine the appropriate remedial action with respect to the employee or former employee is in addition to, and not in replacement of, remedies imposed by such third-party entities.
3.Method of Clawback. The Committee, in its sole discretion, shall determine whether the Company shall effect a clawback (subject to applicable law) by (a) seeking repayment from an employee or former employee, (b) reducing (including to zero) the amount that would otherwise be payable to an employee or former employee under any compensation, bonus, incentive, equity or other benefit plan, agreement, policy or arrangement maintained by the Company, (c) forfeiting and/or canceling any unpaid or unvested Incentive Compensation,

(d) withholding compensation that otherwise might have been paid or granted in accordance with the Company's compensation practices, plans, commitments, or decisions, or (e) any combination of the foregoing.

4. Incentive Compensation Subject to Clawback, Forfeiture and/or Cancellation. The requirements of this Policy shall apply to (a) Incentive Compensation that has been vested and/or paid within five years before the Committee approves a clawback; and (b) all unvested and/or unpaid Incentive Compensation.

5.Delegation of Authority. Any power of the Committee under this Policy may be exercised, except with respect to Executive Officers, by a duly authorized delegate of the Committee.

6.Other Recovery Rights. Any right of recovery pursuant to this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, any employment agreement, plan or award terms, or the terms of any policy, including, but not limited to, the Company’s Mandatory Clawback Policy.

7.Interpretation.

7.1.The Committee has full authority and sole discretion to make determinations regarding the interpretation of the provisions of this Policy.

7.2.This Policy is applicable to all Incentive Compensation awarded or granted beginning January 1, 2021.

7.3.In the event of any conflict between the terms of this Policy and the terms of any Company plan, agreement, policy or arrangement under which Incentive Compensation has been granted or awarded, the terms of this Policy shall prevail.

7.4.In the event that any provision of this Policy or any part hereof is found invalid, the remainder of this Policy will be binding on the parties hereto and will be construed as if the invalid provision or part thereof had been deleted from this Policy.

7.5.This Policy shall not apply to employees categorized as Identified Staff who are subject to the EMEA Malus and Clawback Policy. “Identified Staff” means individuals who have been classified as identified staff for the purposes of the remuneration codes of the UK Financial Conduct Authority, the remuneration rules of the UK Prudential Regulation Authority, the Investment Firms Prudential Rules of the UK Financial Conduct Authority, the EU Capital Requirements Directive, the EU Alternative Investment Fund Managers Directive, the EU Undertakings for Collective Investment in Transferable Securities Directive, the EU Investment Firms Directive, or any associated directives, regulations and implementing legislation, rules or guidance, in each case as amended or replaced from time to time.

7.6.To the extent Section 409A of the Internal Revenue Code is applicable to any Award, this Policy does not authorize any offset or substitution that would not comply with such Section.

8.Amendment or Termination. The Board or the Committee shall have the right to amend or cancel this Policy at any time if it determines in its sole discretion that such action would be in the best interests of the Company. Notwithstanding the authority of the Board or the Committee to amend this Policy, Wells Fargo’s Chief Human Resources Officer or the Head of Total Rewards, or such equivalent title, may amend the Policy to incorporate administrative revisions.

Exhibit C
Wells Fargo Agreement Regarding Trade Secrets, Confidential Information, Non- Solicitation, Notice Period, and Assignment of Inventions

In consideration for my employment with a Wells Fargo Company and/or any of its past, present, and future parent companies, subsidiaries, predecessors, successors, affiliates, and acquisitions (collectively “the Company”), I agree as follows:
I acknowledge that the nature of my employment with the Company permits me to have access to certain of its Confidential Information (as defined below). I understand that such Confidential Information is, and always will be, and shall always remain, the sole and exclusive property of the Company. Any unauthorized acquisition, disclosure, or use of this information would be wrongful and would cause the Company irreparable harm. I also acknowledge that if in the course of my employment I develop Inventions (as defined below), I agree to assign these Inventions to the Company. I agree that the property rights of such Inventions belong to the Company and agree to assist, as necessary, with the assignment of these Inventions to the Company.
I. Trade Secrets and Confidential Information
____________________________________________________________________________________________________________________________________________________________
During the course of my employment, I will have access to and learn about confidential, trade secret, and proprietary documents, materials, data, and other information, in tangible and intangible form, of and relating to the Company and its businesses (collectively, "Confidential Information"). For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, agreements, transactions, potential transactions, negotiations, know-how, computer software, applications, operating systems, web design, work-in-process, databases, manuals, records, articles, systems, supplier information, vendor information, financial information, results, accounting information, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, personnel information, developments, reports, internal controls, security procedures, market studies, algorithms, product plans, ideas, inventions, unpublished patent applications, original works of authorship, discoveries, experimental information, specifications, customer information, consumer information, client information, manufacturing information, factory lists, distributor lists, and/or buyer lists of the Company or its businesses or of any other person or entity that has entrusted information to the Company in confidence.

Confidential Information shall further include “Trade Secrets” of the Company. “Trade Secret” means all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing if: (1) the owner has taken reasonable measures to keep such information secret; and (2) the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, another person who can obtain economic value from its disclosure or use. The foregoing does not limit the definition of trade secret under any applicable state or federal law, with the broader definition taking precedence.
I further understand and acknowledge that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company. I understand that the above list is not exhaustive.
II. Disclosure and Use Restrictions
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I understand that my obligation to maintain the confidentiality of all Confidential Information continues at all times during and after my employment. Confidential Information does not become any less confidential or proprietary to the Company because I may commit some of the Confidential Information to memory or because I may otherwise maintain the Confidential Information outside of the Company’s offices. I acknowledge that such Confidential Information, including but not limited to Trade Secrets, is utilized by the Company throughout the entire United States and in other locations in which it conducts business.
I agree that any Confidential Information of the Company is to be used by me solely and exclusively for the purpose of conducting business on behalf of the Company. I am expected to keep such Confidential Information confidential and not to divulge, use, disclose, or make available this information except for such purpose. Accordingly, I have not, and will not, divulge, use, disclose, or make available Confidential Information, in whole or in part, to anyone (including other Company employees) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company.
Notwithstanding the above, I understand that nothing in this Agreement (or in any other agreement with, or policy or plan of, the Company) shall be construed to restrict or prevent me from: (i) disclosing Confidential Information to the extent required by applicable law, regulation, or valid order of a court of competent jurisdiction; or (ii) communicating with, making a report to or filing a charge or complaint with any administrative, regulatory or self-regulatory federal, state or local agency or from participating in an on-going investigation with such agency, including providing documents, information, or testimony, without providing notice to the Company; or (iii) discussing the terms and conditions of my employment with coworkers or union representatives in exercise of my rights under section 7 of the National Labor Relations Act if such rights apply given my role(s) with the Company. If I am required to disclose information pursuant to a valid court order, I agree to promptly provide written notice of any such order to an authorized officer of the Company within 48 hours of receiving such order.
III. Notice Period
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I understand and agree that in order to better serve our customers and clients, manage business continuity and facilitate an orderly transition when employees resign or retire, if I have an officer title set forth in the Appendix below and decide to either resign or retire, I agree to provide the Company with advance written notice, as specified below and in the Leaving Wells Fargo Policy, before my last day of employment with the Company. I understand the required timing of such advance written notice is set forth in the Appendix below, corresponding to officer title, with the number of days between a notice of resignation or retirement and the last day of employment constituting the length of my required notice period (a “Notice Period”).
I understand this provision shall apply, to the fullest extent enforceable under applicable law, unless a longer notice period is applicable to me pursuant to a Company policy or an agreement between me and the Company, in which case the longer notice period shall apply. I hereby acknowledge and agree that during the applicable Notice Period, I will continue to be an employee of the Company and will be required to fulfill my work obligations, including compliance with any applicable policies, and assist in the transition of my responsibilities as directed by my manager; provided, however, that the Company may instruct me not to report to work during my Notice Period (in which case, I will remain reasonably available by phone to assist with an orderly transition) and may, in its sole discretion, restrict my access to Company systems, shorten the duration of my Notice Period, or waive my Notice Period. I further understand that the Company may, during my Notice Period, limit or prohibit my contact or dealing with (or attempting to contact or deal with) any officers, employees (except to the extent that such limitation would conflict with applicable rights, if any, under Section 7 of the National Labor Relations Act), consultants, clients, customers, suppliers, agents, distributors, shareholders, advisers, or other business contacts of the Company. During any applicable Notice Period (or as shortened by the Company, if applicable), I will continue to receive my base salary and associated benefits and I will not work for any other employer.
IV. Non-Solicitation of the Company’s Customers and Employees
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I understand and agree that the Company’s relationships with its employees and customers are some of its most valuable assets and critical to its present and future success. I acknowledge that these relationships are established and maintained at great expense and investment and constitute a protectable interest of the Company. I further understand and agree that through my employment at the Company, I will have unique exposure to and personal contact directly with the Company’s customers.
I therefore agree that during my employment and for a period of one (1) year immediately following the termination of my employment for any reason (including, but not limited to, a termination as a result of resignation), and to the extent permitted by applicable law, I will not do any of the following either directly or through associates, agents, or employees without prior written approval from the Company’s Chief Human Resources Officer:
a.Solicit, recruit, or promote the solicitation or recruitment of any employee or consultant of the Company for the purpose of encouraging that employee or consultant to leave the Company’s employ or sever an agreement for services; or
b.Solicit, participate in, or promote the solicitation of any of the Company's actual or prospective client or customers with whom I had Material Contact and/or regarding whom I received Confidential Information for the purpose of providing products or services that are (i) in competition with the Company's products or services ("Competitive Products/Services") and (ii) the same or similar to products or services the Company provided (or sought to provide) at any time during the last one (1) year of my employment with the Company. "Material Contact" means direct interaction between either me and/or an employee I managed and an actual or prospective client or customer occurring within one (1) year prior to my last day as a Wells Fargo employee that takes place to create, manage, service, or seek or further the business relationship between that prospective client/customer and the Company.

These time period limitations are not intended to limit the Company’s right to prevent misappropriation of its Confidential Information beyond these periods and is not intended to limit the restrictions described in Sections I and II of this Agreement. In the event that the Notice Period requirements in Section III above apply, I acknowledge and agree that termination of my employment will occur at the end of the Notice Period. I further understand that I am encouraged to consult with counsel regarding this Agreement.
Notwithstanding the foregoing in this Section IV, the post-employment restrictions on solicitation contemplated herein apply only to the extent permitted by state or other applicable law (for example, the customer solicitation restrictions in subsection b do not apply post-employment to California employees).

V. Return of Company Property
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If I resign or am terminated from my employment for any reason, I agree to immediately (a) return to the Company all Company property, including keys, access cards, security devices, network access devices, computers, smartphones, equipment, manuals, reports, files, compilations, work product, email messages, recordings, disks, thumb drives, or other removable information storage devices, hard drives, and data and all the Company’s documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information and (b) permanently delete all electronic versions of such documents and materials that remain in my possession or control on any non-Company devices, networks or storage locations. I understand that this obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. I further understand that I am obligated upon request to provide any passwords to Company property.
VI. Compliance with Other Agreements
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I certify that, to the extent applicable to me, I have complied and will continue to comply with any other policies or agreements covering trade secrets, inventions, confidential information, or solicitation from any former employer. I further certify that, to the best of my information and belief, I am not a party to, nor will I enter, any other agreement that either does or will interfere with my full compliance with this Agreement, including any agreement with any other employer, entity, or person. I further certify that I have disclosed any such agreements to the Company for review. I also certify that I have not disclosed and will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I agree not to enter into any written or oral agreement that conflicts with any provision of this Agreement.

VII. Assignment of Inventions
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I agree to and do hereby assign to the Company all inventions, discoveries, designs, formulas, modifications, improvements, new ideas, business methods, processes, algorithms, software programs, know-how or trade secrets, or other works or concepts, and all intellectual property rights therein, whether recorded in a written document, electronically, or not recorded at all, and whether or not protectable and/or elected by the Company to be protected as intellectual property that I make, conceive, develop, reduce to practice, or author (alone or in conjunction with others) during my employment with the Company that (1) relate to the Company’s business, or to actual or demonstrably anticipated research or development of the Company or (2) involve the use of any time, material, information, or facility of the Company (“Inventions”). I will also promptly disclose in writing complete information regarding each Invention to the Company. I further agree that all Inventions shall be deemed part of the Confidential Information.
I agree that all copyrightable Inventions shall be deemed “works made for hire” under the United States Copyright Act, provided that in the event and to the extent such Inventions are determined not to constitute “works made for hire,” I hereby irrevocably assign and transfer to the Company all rights, title, and interest in such Inventions. To the extent this Agreement does not assign moral rights in any such Inventions, I hereby irrevocably waive such moral rights and agree not to enforce such moral rights against the Company.
I hereby acknowledge having received notification that this Section VII does not obligate me to assign to the Company any rights in inventions that I developed entirely on my own time and without using the Company’s equipment, supplies, facilities, or trade secret information unless those inventions either (i) relate at the time the invention was made to the Company’s business or to actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by me for the Company. If I claim ownership of any such rights, I have identified and provided a non-confidential description thereof in the space provided below (and on additional pages as necessary):
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I agree to give the Company, without charge and at the Company’s expense, both during and after my employment, all assistance it reasonably requires to evidence, establish, maintain, perfect, protect, and use the rights to the Inventions. Notwithstanding the foregoing, I hereby irrevocably appoint Wells Fargo as attorney-in-fact (coupled with an interest) to execute any such documents on my behalf. I further agree that I shall not be entitled to any additional compensation with respect to any and all Inventions.

VIII. Defend Trade Secrets Act Immunity Notice
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I understand that nothing in this Agreement is intended to discourage or restrict me from reporting any theft of trade secrets pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law. The DTSA prohibits retaliation against an employee because of whistleblower activity in connection with the disclosure of trade secrets, so long as any such disclosure is made either (a) in confidence to an attorney or a federal, state, or local government official and solely to report or investigate a suspected violation of the law, or (b) under seal in a complaint or other document filed in a lawsuit or other proceeding. An individual who files a lawsuit for alleged retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in a court proceeding; provided, however, the individual must file any document containing the trade secret under seal, and they may not otherwise disclose the trade secret except pursuant to court order.

I understand that I should immediately report any suspected or actual misappropriation or improper use or disclosure of Confidential Information and/or Trade Secrets, pursuant to the Company’s Code Conduct. I understand this Agreement does not limit, curtail, or diminish the Company’s rights under the DTSA or other applicable state or federal law.

IX. Employment At Will
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I understand that nothing in this Agreement alters my obligation to comply with the policies, procedures, and rules of the Company or alters the “at will” status of my employment with the Company, meaning that I, subject to the obligations set forth in Section III, or the Company can terminate the employment relationship at any time, with or without cause or notice.

X. Cooperation
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From time to time, the Company may conduct investigations, inquiries and/or reviews (internally or through outside counsel or external investigators) of various matters including matters related to possible litigation and/or regulatory matters.  I agree that during and after my employment with the Company, I will cooperate with all such investigations, inquiries and/or reviews in a thorough and timely manner including by providing information and participating in meetings, interviews and other related proceedings (including providing testimony) at reasonable times and places, as requested by the Company or its legal counsel.

XI. Injunctive Relief and Damages
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Recognizing the irreparable nature of the injury that my violation of this Agreement would cause, and that money damages would be inadequate compensation to the Company, I agree that any violation or threatened violation of this Agreement by me should be the proper subject for immediate injunctive relief, specific performance, and other equitable relief to the Company. Such relief, however, shall be cumulative and non-exclusive and, therefore, shall be in addition to any other right or remedy to which the Company may be entitled. To the extent they apply to me, I further agree to communicate the contents of this section, the notice period section (if applicable) and the non-solicitation and non-disclosure sections of this Agreement to any prospective employer.

XII. Severability and Judicial Modification
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If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain in full force and effect and the invalid or unenforceable provision(s) shall be modified only to the extent necessary to render such provision(s) valid and enforceable to the fullest extent permitted by law. If an invalid or unenforceable provision cannot be modified, that provision shall be severed from the Agreement and all other provisions shall remain valid and enforceable.

XIII. Choice Of Law/Integration/Survival
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This Agreement and any dispute, controversy, or claim which arises under or relates in any way to it shall be governed by the law of the state where I worked during my employment with the Company (and if I worked in more than one state, it shall be governed by the law of the state in which I worked immediately following my execution of this Agreement). This Agreement supersedes any prior written or verbal agreements pertaining to the subject matter herein and is intended to be a final expression of our Agreement with respect only to the terms contained herein; provided, however, that the notice period and employee and customer non-solicitation provisions herein are in addition to, and not in lieu of, any such provisions contained in any prior agreements (except that to the extent other agreements contain such notice period or non-solicitation provisions, they shall run concurrently with those described herein). There may be no modification of this Agreement except in writing signed by me and an officer of the Company at the level of executive vice president or more senior. This Agreement shall survive my employment by the Company, inure to the benefit of successors and assigns of the Company, and is binding upon my heirs and legal representatives.

Employee’s Acknowledgment
I acknowledge that I have read, understand, and received a copy of this Agreement and will abide by its terms.
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Employee’s Signature    Date
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Print Name     Employee ID

APPENDIX

The required timing of advanced written notice addressed in Section III above is set forth in this Appendix and the Leaving Wells Fargo Policy. Notice period requirements correspond to Company officer titles, with the number of days between a notice of a resignation or retirement and the effective date of such resignation or retirement constituting the length of the required Notice Period.

Officer Title*	Notice Period
SEVP	180 Days
EVP	90 Days
Managing Director/Sr. Vice President	90 Days
Executive Director	60 Days
Vice President**	30 Days

*With the 2023-2024 officer title implementation, some employees retained a legacy title that does not align to their job level. In these cases, the Notice Period Requirement will align to the job level. For example, an employee at an M2 job level who retained an Executive Director officer title will have a 30-day Notice Period.

**This 30-day notice period does not apply to Branch Managers or Roving Banker Managers, even if they have a Vice President officer title.